Exhibit 99.1

PRESS RELEASE

Contact:

Lee Bendekgey	Nicole Foderaro
SVP, CFO and General Counsel	WeissComm Partners
Nuvelo	415-215-5643
650-517-8358	nfoderaro@wcpglobal.com
lbendekgey@nuvelo.com

NUVELO ANNOUNCES PHASE 2 SONOMA-3 TRIAL DID NOT MEET TARGET

PRODUCT PROFILE AND DISCONTINUES ALFIMEPRASE DEVELOPMENT

—Webcast to Be Held at 4:30 p.m. ET today—

SAN CARLOS, Calif., March 17, 2008 – Nuvelo, Inc. (Nasdaq: NUVO) today announced that data from the Phase 2 program in catheter occlusion (CO), known as SONOMA-3 (Speedy Opening of Non-functional and Occluded catheters with Mini-dose Alfimeprase), did not show sufficient improvement in catheter opening at the higher dose and concentration evaluated in the study to meet the desired target product profile. As a result, Nuvelo has ended further clinical development of alfimeprase including its programs in CO and acute ischemic stroke.

In the open-label, single-arm, SONOMA-3 trial, alfimeprase restored catheter function in approximately 50 percent of patients at 15 minutes and approximately 60 percent of patients at one hour. While the 15-minute clearance rate represents an improvement over the previous Phase 3 SONOMA-2 trial, which evaluated a lower dose and concentration of alfimeprase than the SONOMA-3 trial, the clearance rate at one hour fell short of the company’s expectations. Cathflo®Activase®, the product currently on the market for catheter occlusion, has been shown to restore catheter function in more than 80 percent of occluded catheters within two to four hours.

“The value proposition for alfimeprase in CO was to restore catheter function with similar efficacy to CathfloActivase, but in a much shorter time frame. We did not see the robust increase in activity or dose response expected with the significantly increased dose and concentration we tested in the SONOMA-3 trial,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We have conducted high-quality, comprehensive development of alfimeprase and are confident that our decision to shut down this program is appropriate for our business.”

As a result of the decision to discontinue alfimeprase clinical development, Nuvelo will restructure to make additional resources available for its other research and development programs. In connection with the restructuring, the company is reducing its work force by approximately 40 full time equivalents, consisting of a combination of employees and contractors. As part of the reorganization, Michael Levy, M.D., executive vice president of research and development, will be leaving the company. Nuvelo anticipates incurring

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com restructuring charges of approximately $3.0 million in the first quarter of 2008 primarily related to severance payments to departing employees, including approximately $1.2 million of stock-based compensation expense. As a result of this realignment of personnel and programs, 2008 operating expenses are now expected to be in the range of $47 to $52 million, and net cash used in operating activities to be in the range of $43 to $48 million. As of December 31, 2007, Nuvelo had $103.6 million in cash and cash equivalents, short-term investments and restricted cash.

“Cutting expenses associated with alfimeprase allows us to focus resources on programs that we believe can best drive both near-term and longer-term value. We are on track to report top-line data from our Phase 1 proof-of-concept trial with NU172 and initiate our Phase 1 trial with NU206 in the first half of this year. We also continue to generate exciting discoveries in our Wnt therapeutics and cancer antibody programs, which we expect will become increasingly apparent to investors as the year progresses,” said Dr. Love. “With a strong financial foundation in place, we are also in a position to pursue in-licensing opportunities to expand our clinical pipeline.”

“We want to express our deep appreciation to the dedicated, hardworking employees who will be leaving Nuvelo. They have contributed greatly to our progress, and we wish them well in their future endeavors,” continued Dr. Love.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 866-854-8095 for domestic callers and 706-634-8567 for international callers and reference conference passcode, 39369496. A telephone replay of the conference call will be available through March 20, 2008. To access the replay, please dial 800-642-1687 for domestic callers and 706-645-9291 for international callers and reference conference passcode, 39369496.

In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (http://www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular disease, cancer and other debilitating medical conditions. Nuvelo’s development pipeline includes NU172, a direct thrombin inhibitor in Phase 1 development for use as a potential short-acting anticoagulant during medical or surgical procedures; and preclinical candidate NU206, a Wnt pathway modulator for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease. In addition, Nuvelo expects to continue its research programs in leukemia and lymphoma therapeutic antibodies and Wnt signaling pathway therapeutics to further expand its pipeline and create additional partnering and licensing opportunities.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Information about Nuvelo is available at our website at http://www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the timing, progress and anticipated completion of Nuvelo’s clinical stage and research programs, the anticipated availability of top-line data, projected operating expenses and cash usage and the potential benefits that patients may experience from the use of our clinical stage compounds, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery and the regulatory approval process; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; and the impact of competitive products and technological changes. These and other factors are identified and described in more detail in Nuvelo’s filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K for the year ended December 31, 2007 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com